Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TALIS BIOMEDICAL CORPORATION

Brian Coe hereby certifies that:

ONE: The original name of this company is SlipChip Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 26, 2013.

TWO: He is the duly elected and acting Chief Executive Officer of Talis Biomedical Corporation, a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is Talis Biomedical Corporation (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, zip code 19808. The name of its registered agent at such address is Corporation Service Company,

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 370,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $0.0001. 170,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

B. The Preferred Stock shall consist of one class, which will be comprised of two series as follows: 60,000,000 of the authorized shares of Preferred Stock are hereby designated “Series 1 Preferred Stock” (the “Series 1 Preferred”), 60,000,000 of the authorized shares of Preferred Stock are hereby designated “Series 2 Non-Voting Preferred Stock” (the “Series 2 Non-Voting Preferred” and together with the Series 1 Preferred, the “Series Preferred”).

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C. All other authorized Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms hereof of any certificate of designation filed with respect to any series of Preferred Stock.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Series Preferred are as follows:

1. VOTING RIGHTS.

a. Common Stock. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

b. Series Preferred.

(i) Each holder of shares of the Series 1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series 1 Preferred could be converted pursuant to Section IV.D.4 hereof (assuming no such shares are converted into Series 2 Non-Voting Preferred) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company; provided that, until the Approval Condition (as defined below) has been satisfied, the

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Series 1 Preferred shall have no right to vote on any matter related to the appointment, election or removal of the directors of the Company, and the Series 1 Preferred shall have no right to vote other than as required by law. For purposes of this Section IV.D.1.b.i the “Approval Condition” shall mean that any applicable waiting period (and any extensions thereof) under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, (the “HSR Act”) with respect to the acquisition by each holder of Series 1 Preferred of its respective aggregate voting interest in the Company (if such approval is required, assuming one vote per share with respect to the Series 1 Preferred) has expired or been terminated. Except as otherwise provided herein or as required by law, the Series 1 Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(ii) The Series 2 Non-Voting Preferred shall have no right to vote on any matter related to the appointment, election or removal of the directors of the Company, and the Series 2 Non-Voting Preferred shall have no right to vote other than as required by law.

(iii) At any special meeting of the Series 1 Preferred or the Series 2 Preferred, a majority of the outstanding shares of Series 1 Preferred or Series 2 Preferred, as applicable, entitled to vote at such meeting, on an as-if converted to Common Stock basis, shall constitute a quorum.

c. Separate Vote of Series 1 Preferred. For so long as any shares of Series 1 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series 1 Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation or any other amendment to the powers, preferences, or other special rights, privileges or restrictions of any class of capital stock of the Company) or the Bylaws of the Company that materially alters or adversely changes the powers, preferences, or other special rights, privileges or restrictions of the Series 1 Preferred in a manner that is materially different than the manner in which such amendment, alteration, or repeal impacts the Common Stock;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation or any other amendment to the powers, preferences, or other special rights, privileges or restrictions of any class of capital stock of the Company) or the Bylaws of the Company at a time when there are no shares of Series 2 Preferred outstanding, which amendment, alteration, or repeal materially alters or adversely changes the powers, preferences, or other special rights, privileges or restrictions of the Series 2 Preferred in a manner that is materially different than the manner in which such amendment, alteration, or repeal impacts the Common Stock;

(iii) Any material and adverse change to the rights, preferences and privileges of the Series 1 Preferred; or

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(iv) Any material and adverse change to the rights, preferences and privileges of the Series 2 Preferred at a time when there are no shares of Series 2 Preferred outstanding.

d. Separate Vote of Series 2 Non-Voting Preferred. For so long as any shares of Series 2 Non-Voting Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series 2 Non-Voting Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation or any other amendment to the powers, preferences, or other special rights, privileges or restrictions of any class of capital stock of the Company) or the Bylaws of the Company that materially alters or adversely changes the powers, preferences, or other special rights, privileges or restrictions of the Series 2 Non-Voting Preferred (other than the fact that the Series 2 Non-Voting Preferred is non-voting) in a manner that is materially different than the manner in which such amendment, alteration, or repeal impacts the Common Stock; or

(ii) Any material and adverse change to the rights, preferences and privileges of the Series 2 Non-Voting Preferred.

2. LIQUIDATION RIGHTS.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price for the Series Preferred (as defined below). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section IV.D.2(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The “Series 1 Original Issue Price” will be $0.0001 per share for the Series 1 Preferred; provided that in the event of a stock split, stock dividend, exchange, substitution, combination, reclassification or similar change to the Company’s outstanding capital stock, the Board of Directors shall act in good faith to determine and make any appropriate adjustment to the Series 1 Original Issue Price to put the holders of Series 1 Preferred Shares in the same relative position as prior to such action. The “Series 2 Original Issue Price” will be $0.0001 per share for the Series 2 Non-Voting Preferred; provided that in the event of a stock split, stock dividend, exchange, substitution, combination, reclassification or similar change to the Company’s outstanding capital stock, the Board of Directors shall act in good faith to determine and make any appropriate adjustment to the Series 2 Original Issue Price to put the holders of Series 2 Preferred Shares in the same relative position as prior to such action. Each of the “Series 1 Original Issue Price”, the “Series 2 Original Issue Price” is an “Original Issue Price.”

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b. After the payment of the full liquidation preference of the Series Preferred as set forth in Section IV.D.2(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Series Preferred (determined on an as-converted to Common Stock basis, notwithstanding any limitations herein on the conversion thereof) and Common Stock.

c. An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section IV.D.2.

(i) For the purposes of this Section IV.D.2 (unless otherwise determined by holders of a majority of the Series Preferred): (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (including any shares of Common Stock issued in such transaction upon exercise, conversion or settlement of any Convertible Securities (as defined below) outstanding immediately prior to such consolidation or merger); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section IV.D.2.

d. Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section IV.D.2(a) (without giving effect to this Section IV.D.2(d)) or (ii) the amount of cash, securities or other property which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section IV.D.2(d) with respect to all series of Preferred Stock simultaneously.

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e. In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to contingencies, the Agreement shall provide that (x) the total consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company as if the total consideration payable to the stockholders of the Company, after deduction for the escrowed or contingent amount, were being paid to the stockholders of the Company and (y) the portion of such consideration that is placed in escrow or subject to contingencies shall then be allocated among or deductible from the holders of capital stock of the Company pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to clause (x) above.

3. DIVIDENDS

a. The Series Preferred shall have the right to receive dividends prior to or simultaneously with payment of any dividends on Common Stock, and shall be paid to holders of Series Preferred on an as-converted to Common Stock basis (notwithstanding any limitations herein on the conversion thereof).

b. In the event the Company declares a dividend that would be payable in Common Stock (or any security exercisable for or convertible into Common Stock), holders of Series Preferred shall be entitled to elect to receive such dividend in the form of Series 1 Preferred or Series 2 Non-Voting Preferred (or any security exercisable for or convertible into Series 1 Preferred or Series 2 Non-Voting Preferred), in each case, in an amount calculated based on the application conversion ratio set forth in Section IV.D.4 or Section IV.D.5 below.

4. SERIES 1 PREFERRED CONVERSION RIGHTS.

a. Any shares of Series 1 Preferred may be convertible into Common Stock at any time on a one-for-one basis; provided that in the event of a stock split, stock dividend, exchange, substitution, combination, reclassification or similar change to the Company’s outstanding capital stock, the Board of Directors shall act in good faith to determine and make any appropriate adjustment to such conversion ratio to put the holders of Series 1 Preferred Shares in the same relative position as prior to such action.

b. At any time following February 17, 2024, any shares of Series 1 Preferred may, at the option of the holder be converted at any time into fully paid and nonassesable shares of Series 2 Non-Voting Preferred, on a one-for-one basis in the sole and absolute discretion of the holder of such shares; provided that in the event of a stock split, stock dividend, exchange, substitution, combination, reclassification or similar change to the Company’s outstanding capital stock, the Board of Directors shall act in good faith to determine and make any appropriate adjustment to such conversion ratio to put the holders of Series 1 Preferred Shares in the same relative position as prior to such action.

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c. Upon the consummation of any sale of any shares of Series 1 Preferred by any holder of shares of Series 1 Preferred to any other person, each share of Series 1 Preferred thereby sold shall automatically be converted into Common Stock in accordance with conversion ratio set out in Section IV.d.4(a).

5. SERIES 2 NON-VOTING PREFERRED CONVERSION RIGHTS.

a. Any shares of Series 2 Non-Voting Preferred may be convertible into Common Stock on a one-for-one basis; provided that in the event of a stock split, stock dividend, exchange, substitution, combination, reclassification or similar change to the Company’s outstanding capital stock, the Board of Directors shall act in good faith to determine and make any appropriate adjustment to such conversion ratio to put the holders of Series 2 Preferred Shares in the same relative position as prior to such action; provided further that the Company shall not effect any conversion of the Series 2 Non-Voting Preferred, and each holder shall not have the right to convert any portion of the Series 2 Non-Voting Preferred, to the extent that, after giving effect to such conversion, such holder (together with its affiliates and the members of each group of which such holder or any of its affiliates is a member) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder shall include the number of shares of Common Stock issuable upon conversion of the Series 2 Non-Voting Preferred with respect to which such determination is being made and any other Series Preferred held by such holder, but shall exclude the number of shares of Common Stock that are issuable upon (a) conversion of the remaining, unconverted Series Preferred beneficially owned by such holder (together with its affiliates and the members of each group of which such holder or any of its affiliates is a member) to the extent that the conversion of such Series Preferred would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Limitation and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein, beneficially owned by such holder, its affiliates and the members of each group of which such holder or any of its affiliates is a member. For the avoidance of doubt, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

b. Upon the written or oral request of a holder (which may be via email), the Company shall within three business days confirm orally or in writing to such holder the aggregate number of shares of Common Stock then outstanding.

c. The “Beneficial Ownership Limitation” shall be, with respect to each holder, 4.99% (or, upon the election by a holder, in its sole and absolute discretion, prior to the issuance of any shares of Series 2 Non-Voting Preferred, any other percentage so elected) of the number of shares of the Common Stock outstanding. A holder, upon notice to the Company, may increase or decrease, in its sole and absolute discretion, the Beneficial Ownership Limitation provisions applicable to its Series 2 Non-Voting Preferred not in excess of 19.99%; provided that the provisions of this Eighth Amended and Restated Certificate of Incorporation shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such holder and no other holder. The limitations contained in this Eighth Amended and Restated Certificate of Incorporation shall apply to a successor holder of Series 2 Non-Voting Preferred.

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d. Upon the consummation of any sale of any shares of Series 2 Non-Voting Preferred by any holder of shares of Series 2 Non-Voting Preferred to any other person, each share of Series 2 Non-Voting Preferred thereby sold shall automatically be converted into Common Stock in accordance with the conversion ratio set out in Section IV.D.5(a).

6. OTHER MATTERS REGARDING SERIES PREFERRED CONVERSIONS.

a. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board of Directors) on the date of conversion.

b. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock or Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred in accordance herewith. If at any time the number of authorized but unissued shares of Common Stock or Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or Preferred Stock to such number of shares as shall be sufficient for such purpose.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and

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Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

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G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Company; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (3) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or Bylaws (as each may be amended from time to time); (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Company’s Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (6) any claim or cause of action against the Company or any director, officer or other employee of the Company governed

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by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

VIII.

In the event that a member of the Board who is also a partner or employee of an entity that is a holder of capital stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity or is an affiliate of such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

IX.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VIII or XI of this Certificate of Incorporation.

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FOUR: This Certificate of Incorporation has been duly adopted and approved by the Board of Directors and by written consent of the stockholders in accordance with Sections 228, 242 and 245 of the DGCL.

[Signature page follows]

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IN WITNESS WHEREOF, Talis Biomedical Corporation has caused this Eighth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 17th day of February, 2021.

TALIS BIOMEDICAL CORPORATION

/s/ Brian Coe
BRIAN COE
Chief Executive Officer

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